Exhibit 99.2

Consent of BofA Securities, Inc.

March 24, 2023

Board of Directors

NuVasive, Inc.

7475 Lusk Boulevard

San Diego, California 92121

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 8, 2023, to the Board of Directors of NuVasive, Inc. (“NuVasive”) as Annex D to, and to the reference to such opinion letter under the headings “SUMMARY — Opinion of NuVasive’s Financial Advisor” and “THE MERGER — Opinion of NuVasive’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving NuVasive and Globus Medical, Inc. (“Globus”), which joint proxy statement/prospectus forms a part of Globus’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.